UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2011 (October 27, 2010)

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 409 - 4340

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2011, the Board of Directors (the “Board”) of Signature Group Holdings, Inc. (the “Company”) appointed two new members, Deborah Hicks Midanek and Steven Gidumal, to fill two vacancies on the Board. Ms. Midanek and Mr. Gidumal’s appointment became effective as of April 20, 2011. On April 21, 2011, the Board increased the size of the Board to 10 members and appointed Patrick E. Lamb as a new member of the Board to fill the vacancy created by the Board’s expansion to 10 members. Mr. Lamb’s appointment is effective as of April 21, 2011.

Ms. Midanek has served as the President of Solon Group, a business development firm which provides turnaround services and strategic advice to organizations in transition, since 2004. Prior to that time, she held several positions with Glass and Associates, Inc., a turnaround management firm, including President and Chief Operating Officer from 2003 to 2004, and Managing Principal from 2000 to 2003. Prior to 2000, Ms. Midanek held various executive positions with AlixPartners, Inc., Solon Asset Management, L.P., Drexel Burnham Lambert, Inc. and Bankers Trust Company. Ms. Midanek currently serves as a director of HCC Insurance Holdings, Inc. and from 2004 to 2009, she served as a director of Mississippi Phosphates, Inc. where she served as Chairman of its Nomination, Corporate Governance, and Compensation Committee. Over the course of her career, Ms. Midanek has served as a director of 11 other corporations, both public and private, and has served as board chairman as well as chairman and member of audit, compensation, nominating, corporate governance, human resources, special independent, strategic planning, and member of risk committees.

Mr. Gidumal has served as the founder, President and Portfolio Manager for Virtus Capital, a firm based in Orlando, Florida, since its launch in 2004. Virtus Capital invests in the securities of companies in distressed and restructuring situations, including a variety of real estate and financial institutions. From 2006 to 2008, Mr. Gidumal also served as Co-Portfolio Manager of Resurgence Asset Management, a distressed fund based in New York City, which was ranked the # 1 distressed fund in the country by Hedge Fund Research, Inc. (HFRI) during his tenure.

Mr. Lamb has served as the Chief Financial Officer for the Los Angeles Clippers of the NBA since July 2007. Mr. Lamb previously had over 20 years of chief financial officer experience in various public and public subsidiary entities, specifically in the financial services arena, including banking, commercial finance, commercial and residential real estate, capital markets and insurance, as well as experience in public accounting. From 2004 to July 2007, Mr. Lamb served as the Senior Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of Fremont General Corporation, which was the predecessor of the Company (“Fremont”). Before joining Fremont, Mr. Lamb worked at Ernst & Whitney (now Ernst & Young) in San Francisco, serving primarily in the financial services industries in various audit and consulting engagements.

There are no arrangements or understandings between the new non-employee directors and any other persons pursuant to which they were appointed directors. There are no current or proposed transactions in which the new directors or any member of their immediate family has, or will have, a direct or indirect material interest which would require disclosure under Item 404(a) of Regulation S-K. Ms. Midanek and Mr. Lamb have been named to serve on the Audit Committee of the Company’s Board of Directors with such appointments to be effective upon the first filing of the Company’s delinquent annual periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Pursuant to the Company’s independent director compensation program, which was reported on in a current report on Form 8-K filed by the Company on November 2, 2010, Ms. Midanek and Messrs. Gidumal and Lamb will each receive annual compensation of One Hundred Thousand Dollars ($100,000), comprised of Twenty-Five Thousand ($25,000) in cash, and Seventy-Five Thousand Dollars ($75,000) in restricted stock of the Company’s common shares, prorated for the effective date of their appointments. In addition to the annual compensation, Ms. Midanek and Messrs. Gidumal and Lamb will be entitled to annual supplements and meeting attendance fees as set forth in the Company’s independent director compensation program.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2010, the Board of Directors (the “Board”) of Signature Group Holdings, Inc. (the “Company”), adopted an amendment to Article III, Section 3.14 of the Amended and Restated Bylaws (“Byalws”) that provided for non-employee directors to receive compensation for their services as directors in such amounts as may be determined by the Board from time to time. The amendment to Article III, Section 3.14 was effective immediately upon approval by the Board.

On January 27, 2011, the Board adopted an amendment to Article III, Section 3.11 of the Bylaws that provided the Board with flexibility in filling director vacancies on the Board. Prior to this amendment, the Board was required to fill any vacancies on the Board whether occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal or inability to act of any director, or otherwise. As a result of this amendment to Article III, Section 3.11, the Board now has the discretion as to whether or not to fill such vacancies on the Board. The amendment to Article III, Section 3.14 was effective immediately upon approval by the Board.

The foregoing description of the amendments to Article III to the Bylaws is qualified in its entirety by reference to the Amended and Restated Bylaws as of January 27, 2011, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Signature Group Holdings, Inc., dated as of January 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

Date: April 21, 2011	By:	/s/ DAVID N. BRODY
	Name:	David N. Brody
	Title:	Sr. Vice President, Counsel & Secretary